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                                                                   EXHIBIT 10.28

                                    AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into as of this 5th day of April, 1996, by and between MASTERS SPORT EQUIPMENT GmbH, with its principal place of business at Ellbognarstrasse 24, 4021 Linz, Austria ("Masters") and GARGOYLES, INC., d/b/a GARGOYLES PERFORMANCE EYEWEAR, a Washington corporation, with its principal place of business at 15039 62nd Avenue South, Kent, Washington 98032, U.S.A. ("Gargoyles").

         WHEREAS, Masters and Gargoyles are parties to that certain Distribution Agreement, dated as of October 6, 1994 (the "Distribution Agreement"); and

         WHEREAS, Masters and Gargoyles desire to terminate the Distribution Agreement, effective immediately, on the terms set forth herein;

         NOW, THEREFORE, in consideration of the conditions contained herein, Masters and Gargoyles agree as follows:

                                    ARTICLE I
                                   TERMINATION

         TERMINATION OF DISTRIBUTION AGREEMENT. The Distribution Agreement shall terminate, effective immediately, except with respect to the obligation of each of the parties hereto to make certain payments as described below.

                                   ARTICLE II
                                PAYMENTS; CREDITS

2.1 PAYMENTS

         Gargoyles agrees that, as of this date, it is indebted to Masters in the sum of Austrian Shillings TEN MILLION FOUR HUNDRED SEVENTY FIVE THOUSAND FIVE HUNDRED SIXTY SEVEN AND 30/100 (AS 10,475,567.30) for open inventory purchased by Gargoyles from Masters, together with the sum of Austrian Shillings FOUR HUNDRED TWENTY THOUSAND NINETY ONE AND 60/100 (AS 420,091.60) representing interest thereon, which in the aggregate is equal to Austrian Shillings TEN MILLION EIGHT HUNDRED NINETY FIVE THOUSAND SIX HUNDRED FIFTY EIGHT AND 90/100 (AS 10,895,658.90) (the "Distribution Payment").


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2.2 CREDITS

         Gargoyles shall not be required to repay to Masters the Distribution Payment, and the entire amount of the Distribution Payment shall be credited to Gargoyles, if the Inventory Buy-Back Calculation (as defined below), including the duty and freight as calculated pursuant to Section 3.2 below, is equal to or in excess of Austrian Shillings Nine Million Seven Hundred Thirty Seven Thousand (AS 9,737,000) (such amount being referred to herein as the "Threshold").

2.3 PAYMENT BY MASTERS

         If the Inventory Buy-Back Calculation, as increased by the duty and freight, as calculated in accordance with Section 3.2 below, is equal to or in excess of the Threshold, upon removal of the inventory in accordance with
Section 3.7 below (and provided that Gargoyles has satisfied its obligations in accordance with Section 3.7), Masters shall pay to Gargoyles the sum of Two Hundred Thousand Dollars ($200,000) representing certain advertising and promotional expenses incurred by Gargoyles with respect to the Adidas line.

2.4 SHORTFALL IN INVENTORY

         If the amount of the Inventory Buy-Back Calculation, as increased by the duty and freight, as calculated in accordance with Section 3.2 below, is less than the Threshold, then Gargoyles shall pay to Masters the difference between the Inventory Buy-Back Calculation and the actual value of such inventory, both such amounts to be calculated in accordance with Article III below.

                                   ARTICLE III
                               INVENTORY BUY-BACK

3.1 CALCULATION

         Subject to completion of an acceptable physical inspection of the Adidas inventory purchased by Gargoyles from Masters, Masters (or its designee) shall purchase from Gargoyles, immediately upon the execution and delivery of this Agreement, all Restockable (as defined below) sunglass and accessory stock (which will be determined in the sole discretion of Masters), which stock shall be valued at One Hundred Percent (100%) of its original purchase price, together with duty and freight charges, as described in Section 3.2 (collectively, the "Inventory Buy-Back Calculation"). For purposes of the preceding, the term "Restockable" shall mean Adidas sunglass and accessory stock which is either in the original packaging thereof, or which is replaced in the original packaging at the cost and expense of Gargoyles, in


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good condition and which is not damaged in any manner whatsoever, and which does not have any stickers, labeling or markings other than the original packaging at the time such items were supplied to Gargoyles by Masters. If and to the extent requested by Gargoyles, Masters will promptly provide to Gargoyles an amount of packaging (but not in excess of five thousand (5,000) items of packaging) in order that Gargoyles may satisfy its obligation under the preceding provision.
It is understood that a certain portion of the inventory was repackaged by Gargoyles in "protective cases" (black cordura) which bears the trademark of Adidas (but not any other trademark) and the parties hereto agree that any inventory in such protective cases shall be accepted by Masters as if such protective cases constituted the original packaging thereof by Masters and Gargoyles shall not be obligated to repackage any of such inventory items.

3.2 DUTY AND FREIGHT

         Masters shall pay to Gargoyles duty and freight charges on its Adidas inventory at an agreed rate of seven percent (7%) of the physical inventory value irrespective of the actual cost thereof.

3.3. CUSTOMER INFORMATION

         Gargoyles shall provide to Masters, at the request of Masters, all information in the possession of Gargoyles with respect to the Adidas line including, but not limited to, customer names and addresses (together with contact information), prior purchase and return history, any sales agreements with such customers, pricing information, discount policies and such other pertinent information as may be requested by Masters (or its designee) with respect to sale and servicing of the Adidas line.

3.4 BILL OF SALE

         Upon payment for the inventory, Gargoyles shall deliver to Masters (or its designee) a bill of sale duly executed in proper form.

3.5 OBLIGATION FOR RETURNS

         The following provisions shall apply with respect to the obligation of Gargoyles and Masters with respect to acceptance and credit to be issued to customers of Gargoyles with respect to the Adidas line:

         (a) Gargoyles represents and warrants that Gargoyles has had in effect and has followed a returns policy whereby its customers have been allowed to return Adidas merchandise purchased from Gargoyles only if they purchase

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         and pay for new Adidas merchandise equal to two (2) times the original purchase price of Adidas merchandise which is being returned. Such policy has been applied by Gargoyles with respect to Restockable (as defined in Section 3.1) merchandise.

         (b) Gargoyles will not give any general notice to its customers that the return policy has been changed or altered or that Gargoyles will cease to accept returns from customers who previously purchased Adidas merchandise.

         (c) After the date of purchase of inventory by Masters, if any customer of Gargoyles contacts Gargoyles to return Adidas merchandise, Gargoyles will inform such customer to contact Masters for adjustments and returns.

         (d) If any such customer of Gargoyles contacts Masters with respect to an adjustment relating to Adidas merchandise, Masters will implement the same policy as had been followed by Gargoyles -- namely, the return policy described in Section 3.5(a) above with respect to Restockable merchandise provided that the customer purchase from Masters an amount of Adidas merchandise equal to two (2) times the value of the returned Adidas merchandise.

         (e) Masters may, in its sole discretion, change the return or adjustment policy with respect to any inventory (including any inventory acquired from Gargoyles) which is sold by Masters after the date of this Agreement and Masters shall have no obligation to continue the same return policy with respect to sales made after the date hereof.

         (f) The parties acknowledge that certain customers of Gargoyles have not paid Gargoyles for their original purchases and would not be eligible for returns at this time until they make payment for the original purchases. Gargoyles will provide to Masters a list of such customers and the amounts owed by each such customer. Masters will endeavor, in good faith, to avoid accepting returns from such customers until such time as such customer has made payment to Gargoyles for its original purchase it being understood, however, that Masters may in its sole discretion accept returns from such customers who have business relations with Masters (or its affiliates and subsidiaries) which would be injured by enforcing payment obligations between Gargoyles and such customers.

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3.6 INFORMATION TO BE PROVIDED TO CUSTOMERS

         Immediately upon the execution and deliver of this Agreement, Masters and Gargoyles shall inform all existing Gargoyles customers for the Adidas line that Masters or its designees shall be responsible for the distribution of the Adidas line. Such information shall be provided pursuant to the text of a letter which is mutually acceptable to Gargoyles and Masters.

3.7 REMOVAL OF INVENTORY

         Gargoyles shall provide reasonable assistance in connection with the packaging and loading of the inventory for proper shipment and shall provide, without charge, storage of the said inventory for up to fifteen (15) days pending removal of the inventory sold pursuant to this Agreement. Masters shall be responsible for making arrangements to remove the inventory from the warehouse where the same is maintained by Gargoyles. Shipping costs from the warehouse of Gargoyles to the ultimate destination designated by Masters shall be borne by Masters. Such shipment will only be released by Gargoyles upon payment of the amount set forth in Section 2.3 hereof.

3.8 DESTRUCTION OF NONSALABLE INVENTORY

         Any Adidas line inventory which is not purchased by Masters or its designee from Gargoyles shall, immediately upon the execution and delivery of this Agreement, be destroyed at the cost of Gargoyles and shall not, in any manner whatsoever, be sold anywhere.

                                   ARTICLE IV
                                 HELMET LICENSE

4.1 HELMET LICENSE

         Prior to the date hereof, Adidas granted to Masters the right to manufacture and sell Adidas' helmets anywhere in the world (the "License"). Masters hereby relinquishes all of its rights under the License with respect to the United States (excluding its possessions) only (the "Territory") and Gargoyles shall have the right to enter into a separate agreement with Adidas to manufacture and sell Adidas' helmets in the Territory. Masters shall confirm its relinquishment of the license to Adidas provided that the grant or denial of a license extension to Gargoyles shall have no effect on this Agreement or the obligations of the parties.

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4.2 ALLOCATION OF PROFITS AND LIABILITIES

         As of the date hereof, Gargoyles shall: (i) have all rights to, and receive from any third party monies or other consideration payable or attributable to the manufacture, distribution or sale of, the Adidas helmets in the Territory; and (ii) assume all liabilities, accounts payable and obligations with respect to the manufacture, distribution and sale of the Adidas helmets in the Territory, regardless of when such helmets were manufactured or distributed.

4.3 INDEMNIFICATION

         Masters shall promptly notify Gargoyles of any warranty, product liability or infringement claim arising from the sale, on or after the date hereof, in the Territory of Adidas helmets manufactured by Masters, and Gargoyles shall defend, indemnify and hold Masters harmless from and against any and all liability, cost or expense, including reasonable attorneys' fees, imposed on Masters by reason of any such claims, whether covered by warranty or not. Masters shall provide such assistance as Gargoyles may reasonably request for purposes of the defense or settlement of such claims; provided, however, Masters shall not be responsible or liable for any costs, damages or expenses in connection with such assistance.

4.4 PRODUCT LIABILITY INSURANCE

         Gargoyles shall maintain product liability insurance covering all Adidas helmets purchased by ultimate consumers in the Territory, whether manufactured or sold by Gargoyles, in the amount of at least Two Million Dollars ($2,000,000), and designate Masters as an additional insured with respect to claims of customers asserted against Masters.

                                    ARTICLE V

5.1 RELEASE BY GARGOYLES

         Gargoyles, on behalf of itself and its administrators, successors, legal representatives and assigns, and all persons claiming by, through or under Gargoyles, and each of its affiliates, directors, officers, partners, shareholders, employees, agents, heirs, executors, administrators, successors and assigns (collectively, the "Gargoyles Releasors"), hereby releases, remises, acquits and forever discharges and holds harmless Masters and its affiliates, and their respective assignees, successors, directors, officers, shareholders, partners, employees, agents, heirs, executors, administrators and legal representatives (collectively, the "Masters Released Parties") of, from and against any and all claims, suits, debts, costs, expenses, dues, sums of

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money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, recoveries, deficiencies, executions, demands, obligations, losses, liabilities, actions, and causes of action of any kind, in law or equity, known or unknown, including, without limitation, attorneys' fees, court costs and any costs related thereto (collectively, all of the foregoing are referred to as "Claims") or other obligations that each of the Gargoyles Releasors ever had, now have, can, shall or may in the future ever have, against the Masters Released Parties, or any of them, singly or in any combination, from the beginning of the world to the date of this Agreement, except any obligation which is created pursuant to this Agreement.

5.2 RELEASE BY MASTERS

         Masters, on behalf of itself and its administrators, successors, legal representatives and assigns, and all persons claiming by, through or under Masters, and each of its affiliates, directors, officers, partners, shareholders, employees, agents, heirs, executors, administrators, successors and assigns (collectively, the "Masters Releasors"), hereby releases, remises, acquits and forever discharges and holds harmless Gargoyles and its affiliates, and their respective assignees, successors, directors, officers, shareholders, partners, employees, agents, heirs, executors, administrators and legal representatives (collectively, the "Gargoyles Released Parties") of, from and against any and all claims, or other obligations that each of the Masters Releasors ever had, now have, can, shall or may in the future ever have, against the Gargoyles Released Parties, or any of them, singly or in any combination, from the beginning of the world to the date of this Agreement, except any obligation which is created pursuant to this Agreement.

                                   ARTICLE VI
                                  MISCELLANEOUS

6.1 CONFIDENTIALITY

         Masters and Gargoyles will, in their respective capacities, receive and at all times, both before and after the consummation of the transactions contemplated by this Agreement, treat in confidence, any information of the disclosing party which is disclosed to the receiving party, pertaining to the finances, general business operations, existing agreements or prices, practices or policies with respect to exploitation of rights relating to either Masters or Gargoyles, pending negotiations or litigation, or any other confidential aspect (collectively, the "Confidential Matters") of the disclosing party, except for any such information which:

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                  (i) at the time of disclosure is publicly available or becomes publicly available through no act or omission of the receiving party;

                  (ii) was in the receiving party's possession, otherwise than as a result of a confidential or fiduciary relationship, prior to the disclosure thereof by the disclosing party, or

                  (iii) is thereafter disclosed to the receiving party by a third party which did not acquire the information under an obligation of confidentiality.

6.2 DISPUTE RESOLUTION

         Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be referred to and finally determined by arbitration in Vienna, Austria, in accordance with the then applicable International Chamber of Commerce Rules by one arbitrator appointed in accordance with such rules. All such proceedings and all communications (written or oral) shall be in the English language or shall be accompanied by a certified English translation. Each party shall bear its own costs, including attorneys' fees, for the arbitration.

6.3 SEVERABILITY

         The terms, conditions, and provisions of this Agreement are fully severable, and the decision or judgment of any court of competent jurisdiction or arbitration tribunal rendering void or unenforceable any one or more of such terms, conditions or provisions shall not render void or unenforceable any of the other terms, conditions or provisions hereof and such void or unenforceable terms shall be replaced with a valid and enforceable term which would to the greatest degree possible reflect the original economic intentions of the parties hereunder.

6.4 NOTICES

         All notices and other communications hereunder shall be in writing and shall be given and delivered by personal delivery or by certified mail, or telefax, provided that as to any telefax transmission, the original of such notice or other communication shall be sent, within twenty-four (24) hours after telefax transmission, by certified mail. Such notices or other communication shall be addressed to the parties at the addresses first stated above (or such other address as shall be specified by such party by like notice).

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6.5 CAPTIONS

         The captions at the heading of each article or section of this Agreement are for convenience of reference only, and are not to be deemed a part of the Agreement itself.

6.6 ENTIRE AGREEMENT

         This Agreement, including the exhibits hereto and the other agreements and documents referenced herein or contemplated hereby, constitutes the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

6.7 COUNTERPARTS

         This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, and all of which shall be deemed to constitute one and the same agreement.

6.8 NO IMPLIED WAIVER

         No consent to, or waiver, discharge or release (each, a "Waiver") of, any provision of or breach under this Agreement shall be valid or effective unless in writing and signed by the party giving such Waiver, and no specific Waiver shall constitute a Waiver with respect to any other provision or breach, whether or not of similar nature. Failure on the part of any party hereto to insist in any instance upon strict, complete and timely performance by another party hereto of any provision of or obligation under this Agreement shall not constitute a Waiver by such party of any of its rights under this Agreement or otherwise.

6.9 EXPENSES

         The parties agree that the parties shall each pay all of their respective fees and expenses incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect.

6.10 FURTHER ASSURANCES

         Each party shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

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6.11 GOVERNING LAW

         This Agreement shall in all respects be governed by and construed in accordance with the substantive and procedural laws of Austria, without giving effect to the United Nations Convention on Contracts for the International Sale of Goods.

6.12 THIRD PARTY BENEFICIARY

         Nothing set forth in the Agreement shall be construed to confer any benefit to any third party who is not a party to this Agreement.

6.13 ASSIGNMENT

         This Agreement is personal to the parties hereto and neither party may (except as set forth herein) assign or transfer the rights accruing hereunder nor may performance of any duties by either party hereunder be delegated or assumed by any other person or legal entity without the prior written consent of the other parties hereto provided that Masters may assign its right to purchase inventory under this Agreement to an affiliate of Masters without the prior written consent of Gargoyles.

6.14 SUCCESSORS AND ASSIGNS

         This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of each party hereto.

6.15 RELATIONSHIP

         This Agreement does not constitute either party hereto or any employee or agent of either party as the agent or legal manager of the other party for any purpose whatsoever and neither party nor any employee or agent of such party is granted hereby any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind the other party in any manner or thing whatsoever.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                           MASTERS SPORT EQUIPMENT GmbH

                                           By:/s/ Masters Sport Equipment GmbH
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                                           GARGOYLES, INC.,
                                           d/b/a GARGOYLES PERFORMANCE
                                           EYEWEAR

                                           By:/s/ Gargoyles, Inc.
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